Exhibit 99.1

News Release

Media Contact:	Ron Rogers	Investor Contacts:	Carol Ferguson
	(908) 423-6449		(908) 423-4465

Alex Kelly
(908) 423-5185

Merck Announces Full-Year and Fourth-Quarter 2011 Financial Results

•	2011 Full-Year Non-GAAP EPS of $3.77, Excluding Certain Items; GAAP EPS of $2.02; Fourth-Quarter Non-GAAP EPS of $0.97, Excluding Certain Items; GAAP EPS of $0.49

•	2011 Full-Year Worldwide Sales Grew Four Percent to $48.0 Billion, Including Two Percent from Foreign Exchange; Fourth-Quarter Worldwide Sales Grew Two Percent to $12.3 Billion

•	Full-Year and Fourth-Quarter Double-Digit Global Growth for JANUVIA, JANUMET, ISENTRESS and GARDASIL

•	Company plans to file five major products for approval between 2012 and 2013

•	2012 Full-Year Non-GAAP EPS Target of $3.75 to $3.85, Excluding Certain Items; GAAP EPS Range of $2.04 to $2.30

WHITEHOUSE STATION, N.J., Feb. 2, 2012 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the fourth quarter and full year of 2011.

$ in millions, except EPS amounts	Fourth Quarter 2011	Fourth Quarter 2010	Year Ended Dec. 31, 2011	Year Ended Dec. 31, 2010
Sales	$12,294	$12,094	$48,047	$45,987
GAAP EPS	0.49	(0.17)	2.02	0.28
Non-GAAP EPS that excludes items listed below[1]	0.97	0.88	3.77	3.42
GAAP Net Income (Loss)[2]	1,512	(531)	6,272	861
Non-GAAP Net Income that excludes items listed below[1],[2]	2,978	2,756	11,697	10,715

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the fourth quarter of $0.97 and $3.77 for the full year of 2011 exclude acquisition-related costs, restructuring costs and certain other items.

[1]

Merck is providing certain 2011 and 2010 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For a description of the items, see Tables 2a and 2b, including the related footnotes, attached to this release.

[2]	Net income (loss) attributable to Merck & Co., Inc.

A reconciliation of GAAP to non-GAAP net income (loss) and EPS is provided in the tables that follow.

	Fourth Quarter 2011			Fourth Quarter 2010
$ in millions, except EPS amounts	Net Income[2]	EPS		Net (Loss) Income[2]	EPS
GAAP	$1,512	$0.49		$(531)	$(0.17)
Difference	1,466	0.48	[3]	3,287	1.05	[3]
Non-GAAP that excludes items listed below	$2,978	$0.97		$2,756	$0.88

	Year Ended Dec. 31, 2011			Year Ended Dec. 31, 2010
$ in millions, except EPS amounts	Net Income[2]	EPS		Net Income[2]	EPS
GAAP	$6,272	$2.02		$861	$0.28
Difference	5,425	1.75	[3]	9,854	3.14	[3]
Non-GAAP that excludes items listed below	$11,697	$3.77		$10,715	$3.42

$ in millions	Fourth Quarter 2011	Fourth Quarter 2010	Year Ended Dec. 31, 2011	Year Ended Dec. 31, 2010
Acquisition-related costs[4]	$1,479	$3,591	$5,939	$9,403
Restructuring costs	692	354	1,911	1,986
Arbitration settlement charge	—	—	500	—
Legal reserve	—	—	—	950
Gain on AstraZeneca’s asset option exercise	—	—	—	(443)
Other[5]	6	—	(258)	—
Net decrease (increase) in income before taxes	2,177	3,945	8,092	11,896
Income tax (benefit) expense[6]	(711)	(658)	(2,667)	(2,042)
Decrease (increase) in net income	$1,466	$3,287	$5,425	$9,854

“We are positioning Merck to perform well by advancing and growing our innovative pipeline, meeting the evolving needs of customers around the world and achieving a more efficient operating model,” said Kenneth C. Frazier, chairman and chief executive officer of Merck. “We closed out 2011 with a high-quality fourth quarter by growing the top and bottom lines. Our overall performance for the year confirms our ability to achieve strong operating results while investing for the longer term. As we begin 2012 and look ahead, we are optimistic about our underlying business, our current momentum and the early success of our strategy.”

[3]

Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS which may be different than the amount calculated by dividing the impact of the excluded items by the weighted average shares.

[4]

Includes expenses for the amortization of intangible assets and amortization of purchase accounting adjustments to inventories recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges. Also includes integration and other costs associated with mergers and acquisitions.

[5]

Amount for full year of 2011 includes a gain on the divestiture of the company’s interest in the Johnson & Johnson°Merck Consumer Pharmaceuticals Company joint venture and a gain on the sale of certain manufacturing facilities and related assets.

[6]

Includes an estimated income tax (benefit) expense on the reconciling items. The full year amount for 2011 includes the net favorable impact of approximately $700 million relating to the settlement of a federal income tax audit. The full year amount for 2010 includes a $147 million tax charge related to U.S. health care reform legislation. In addition, the full year amounts for 2011 and 2010 include $270 million and $391 million, respectively, of net tax benefits from changes in tax rates, which resulted in a reduction of deferred tax liabilities on intangibles established in purchase accounting.

Select Revenue Highlights

Full-year 2011 worldwide sales were $48.0 billion, an increase of 4 percent, which includes a 2 percent benefit from foreign exchange, compared to full-year 2010. Worldwide sales were $12.3 billion for the fourth quarter of 2011, an increase of 2 percent compared with the fourth quarter of 2010. The revenue increases largely reflect strong sales of JANUVIA (sitagliptin), SINGULAIR (montelukast sodium), JANUMET (sitagliptin/metformin hydrochloride), ISENTRESS (raltegravir) and GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant].

Sales from emerging markets accounted for approximately 18 percent of pharmaceutical sales for the full year and 17 percent in the fourth quarter. China grew 37 percent for the full year and continues to be a key driver of growth in the emerging markets.

The table below reflects sales of the company’s top Pharmaceutical products, as well as total sales of Animal Health and Consumer Care products.

$ in millions	Fourth Quarter 2011	Fourth Quarter 2010	Change	Year Ended Dec. 31, 2011	Year Ended Dec. 31, 2010	Change
Total Sales	$12,294	$12,094	2%	$48,047	$45,987	4%
Pharmaceutical[7]	10,755	10,441	3%	41,289	39,267	5%
SINGULAIR	1,461	1,349	8%	5,479	4,987	10%
JANUVIA	960	675	42%	3,324	2,385	39%
REMICADE	511	710	-28%	2,667	2,714	-2%
ZETIA	640	629	2%	2,428	2,297	6%
VYTORIN	475	562	-16%	1,882	2,014	-7%
COZAAR/HYZAAR	427	415	3%	1,663	2,104	-21%
JANUMET	386	288	34%	1,363	954	43%
ISENTRESS	387	313	24%	1,359	1,090	25%
NASONEX	325	303	7%	1,286	1,219	5%
GARDASIL	274	221	24%	1,209	988	22%
PROQUAD, M-M-R II and VARIVAX	276	285	-3%	1,202	1,378	-13%
Animal Health	868	815	6%	3,253	2,941	11%
Consumer Care[7]	361	381	-5%	1,840	1,823	1%
Other Revenues[8]	310	457	-32%	1,666	1,956	-15%

Worldwide sales of the combined diabetes franchise of JANUVIA/JANUMET grew 40 percent to $1.3 billion in the fourth quarter of 2011 driven by growth in all regions. The combined JANUVIA/JANUMET franchise had sales of $4.7 billion for the full year of 2011, an increase of 40 percent.

Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, grew 8 percent from the fourth quarter of 2010 to $1.5 billion. Full-year worldwide sales for SINGULAIR were $5.5 billion, a 10 percent increase compared with the prior year. The U.S. patent for SINGULAIR will expire in Aug. 2012, and the company expects a significant decline in sales following expiry.

[7]

In the first quarter of 2011, Merck changed the reporting for certain over-the-counter products. Sales of these products outside the United States were previously recorded in the Pharmaceutical business, and are now reported in the Consumer Care business. Prior period amounts have been recast on a comparative basis.

[8]

Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales. Revenue from AstraZeneca LP recorded by Merck was $256 million in the fourth quarter and $1.2 billion for the full year of 2011.

Global sales of REMICADE (infliximab) and SIMPONI (golimumab), treatments for inflammatory diseases, for the full year of 2011 increased 4 percent and declined 24 percent for the fourth quarter. In territories retained, the combined sales of REMICADE and SIMPONI grew 21 percent for the full year and 8 percent for the fourth quarter of 2011. In July 2011, the company transferred exclusive marketing rights for REMICADE and SIMPONI to Johnson & Johnson in Canada, Central and South America, the Middle East, Africa and Asia Pacific. Merck retained exclusive marketing rights in Europe, Russia and Turkey.

ISENTRESS, an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection in adults, children and adolescents 2 years of age and older and weighing at least 10 kg, grew 24 percent in the fourth quarter. Global sales of ISENTRESS for the full year of 2011 were $1.4 billion, a 25 percent increase compared with the prior year.

Sales of GARDASIL, a vaccine to help prevent certain diseases caused by four types of human papillomavirus (HPV), were $274 million, an increase of 24 percent for the quarter driven by increased vaccination of males ages 9 through 26. Worldwide sales of GARDASIL for the year were $1.2 billion, a 22 percent increase compared with the prior year.

Sales of VICTRELIS (boceprevir), the company’s oral hepatitis C virus NS3/4A protease inhibitor, were $87 million in the quarter and $140 million for the full year of 2011. In addition to the United States, the company has recently launched VICTRELIS in 19 markets including France, Germany, Canada and Brazil.

Sales of ZOSTAVAX (Zoster Vaccine Live) were $78 million in the quarter. Global sales of ZOSTAVAX for the full year of 2011 were $332 million, a 37 percent increase compared with the prior year due to an improved supply status. The company recently filled all back orders and resumed a normal supply schedule in the United States.

As expected, global sales of Merck’s antihypertensive medicines COZAAR (losartan potassium) and HYZAAR (losartan potassium and hydrochlorothiazide) declined for the full year of 2011 following loss of marketing exclusivity in the United States and in major European markets in 2010.

Product Performance – Animal Health

Merck Animal Health sales totaled $868 million for the fourth quarter of 2011, a 6 percent increase over the same period last year. Animal Health had strong fourth-quarter performance across most regions, with growth primarily led by increased sales of swine, poultry and companion animal products. The division’s products include pharmaceutical and vaccine products for the prevention, treatment and control of disease in all major farm and companion animal species. Animal Health global sales for 2011 full year were $3.3 billion, an 11 percent increase, which includes a 3 percent benefit from foreign exchange, compared with the prior year.

Product Performance – Consumer Care

2011 full-year global sales of Consumer Care were $1.8 billion, a 1 percent increase compared to full-year 2010. Fourth-quarter global sales were $361 million, a decrease of 5 percent compared to the fourth quarter of 2010. The sales decrease was primarily due to declines in CLARITIN and COPPERTONE. Despite competition, CLARITIN continues to maintain a leadership position in the over-the-counter allergy market.

Fourth-Quarter and Full-Year Expense and Other Information

The costs detailed below totaled $10.8 billion on a GAAP basis during the fourth quarter of 2011 and include $2.2 billion of acquisition-related costs and restructuring costs.

$ in millions	Included in the expense for the period
	GAAP	Acquisition- Related Costs[4]	Restructuring Costs	Certain Other Items	Non-GAAP[1]
Fourth Quarter 2011
Materials and production	$4,176	$1,212	$68	$7	$2,889
Marketing and administrative	3,704	86	42	—	3,576
Research and development	2,419	244	49	—	2,126
Restructuring costs	533	—	533	—	—

Fourth Quarter 2010
Materials and production	$4,440	$1,206	$105	$—	$3,129
Marketing and administrative	3,537	160	13	—	3,364
Research and development	4,559	2,225	115	—	2,219
Restructuring costs	121	—	121	—	—

The costs detailed below totaled $40.4 billion on a GAAP basis for full-year 2011 and include $7.9 billion of acquisition-related costs and restructuring costs.

$ in millions	Included in the expense for the period
	GAAP	Acquisition- Related Costs[4]	Restructuring Costs	Certain Other Items	Non-GAAP[1]
Full Year 2011
Materials and production	$16,871	$5,137	$348	$7	$11,379
Marketing and administrative	13,733	278	119	—	13,336
Research and development	8,467	587	138	—	7,742
Restructuring costs	1,306	—	1,306	—	—

Full Year 2010
Materials and production	$18,396	$6,566	$430	$—	$11,400
Marketing and administrative	13,125	379	143	—	12,603
Research and development	11,111	2,441	428	—	8,242
Restructuring costs	985	—	985	—	—

The gross margin was 66.0 percent for the fourth quarter of 2011 and 63.3 percent for the fourth quarter of 2010, reflecting 10.5 and 10.8 percentage point unfavorable impacts, respectively, from the acquisition-related costs and restructuring costs noted above.

Marketing and administrative expenses, on a non-GAAP basis, were $3.6 billion in the fourth quarter of 2011, an increase from $3.4 billion in the fourth quarter of 2010. The increase was primarily due to the impact of product launches, U.S. health care reform fees and corporate charges.

Research and development expenses, on a non-GAAP basis, were $2.1 billion in the fourth quarter of 2011, a decrease from $2.2 billion in the fourth quarter of 2010. The decrease was primarily due to efficiency savings.

Equity income from affiliates was $257 million for the fourth quarter and $610 million for the full year, which primarily includes partnerships with AstraZeneca LP and Sanofi Pasteur MSD.

Key Developments

The company noted the following recent developments:

•

Received a Complete Response Letter from the U.S. Food and Drug Administration (FDA) regarding the company’s supplemental new drug application for DULERA (mometasone furoate and formoterol fumarate dihydrate) for the treatment of chronic obstructive pulmonary disease. The company is discussing the letter with the FDA to determine next steps.

•	Obtained FDA approval to update the label for VYTORIN (ezetimibe/simvastatin) with results from the Study of Heart and Renal Protection in patients with moderate-to-severe chronic kidney disease

•

Received FDA approval for a new use of ISENTRESS in combination with other antiretroviral medicines for the treatment of HIV-1 infection in pediatric patients 2 years of age and older and weighing at least 10 kg

•	Announced the establishment of an Asia Research & Development (R&D) headquarters for innovative drug discovery and development located in Beijing, China

•	Increased the quarterly dividend 11 percent to $0.42 per share

•

The Centers for Disease Control and Prevention’s Advisory Committee on Immunization Practices recommended the routine use of GARDASIL in boys ages 11 to 12 and catch-up vaccination for males ages 13 to 21 who have not been vaccinated previously

•

Launched JUVISYNC (sitagliptin and simvastatin) in the U.S. market. JUVISYNC is the first drug to be approved that combines the blood-sugar lowering of a DPP-4 inhibitor with the cholesterol-lowering benefits of simvastatin.

In November, the company held its R&D and Business Briefing for investors, highlighting nearly 20 candidates in Phase III clinical trials targeting a broad range of diseases. Merck plans to advance its pipeline and file five major products for approval between 2012 and 2013, including:

•	BRIDION (sugammadex), a potential first-in-class neuromuscular reversal agent in the United States

•	V503, an investigational vaccine to help protect against certain HPV associated cancers

•	Odanacatib, an investigational once-weekly oral compound with a unique mechanism of action for the treatment of osteoporosis

•	TREDAPTIVE (ER niacin/laropiprant), an investigational extended release niacin plus laropiprant for the treatment of atherosclerosis in the United States

•	Suvorexant, an investigational, first-in-class treatment for patients with insomnia.

Financial Targets

Merck expects full-year 2012 non-GAAP EPS to be between $3.75 and $3.85, and the 2012 GAAP EPS range to be $2.04 to $2.30. The 2012 non-GAAP range excludes acquisition-related costs and costs related to restructuring programs.

Merck expects full-year 2012 revenues to be at or near 2011 levels on a constant currency basis. At current exchange rates, sales would be unfavorably affected by about 2 to 3 percent.

In addition, the company expects full-year 2012 non-GAAP R&D expense to be at approximately the same level as in 2011 and expects its full-year 2012 non-GAAP tax rate to be in the range of 23 to 25 percent.

A reconciliation of anticipated 2012 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table below.9

$ in millions, except EPS amounts	Full Year 2012
GAAP EPS	$2.04 to $2.30
Difference[3]	1.71 to 1.55
Non-GAAP EPS that excludes items listed below	$3.75 to $3.85

Acquisition-related costs[4]	$5,200 to $4,900
Restructuring costs	1,100 to 800
Net decrease (increase) in income before taxes	6,300 to 5,700
Estimated income tax (benefit) expense	(1,110) to (985)
Decrease (increase) in net income	$5,190 to $4,715

Total Employees

As of Dec. 31, 2011, Merck had approximately 86,000 employees worldwide.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s fourth-quarter earnings conference call today at 8:00 a.m. EST by visiting Merck’s Web site, www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the call will be available starting at 11 a.m. EST today for approximately one week. To listen to the replay, dial (404) 537-3406 or (855) 859-2056 and enter ID No. 23636062.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger

[9]

Both non-GAAP and GAAP EPS guidance for 2012 assume the potential exercise by AstraZeneca of the Shares Option in mid-2012 and include the estimated associated impact on revenue and equity income from affiliates. They do not reflect any gain on the potential transaction, which would be reflected only in the company’s GAAP results.

between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2010 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	4Q11	4Q10	% Change	Full Year 2011	Full Year 2010	% Change
Sales	$12,294	$12,094	2%	$48,047	$45,987	4%

Costs, Expenses and Other
Materials and production (1)	4,176	4,440	-6%	16,871	18,396	-8%
Marketing and administrative (1) / (2)	3,704	3,537	5%	13,733	13,125	5%
Research and development (1) / (2)	2,419	4,559	-47%	8,467	11,111	-24%
Restructuring costs (3)	533	121	*	1,306	985	33%
Equity income from affiliates (4)	(257)	(171)	50%	(610)	(587)	4%
Other (income) expense, net (1) / (5)	139	309	-55%	946	1,304	-27%

Income (Loss) Before Taxes	1,580	(701)	*	7,334	1,653	*
Income Tax Provision (Benefit)	37	(201)		942	671
Net Income (Loss)	1,543	(500)	*	6,392	982	*
Less: Net Income Attributable to Noncontrolling Interests	31	31		120	121
Net Income (Loss) Attributable to Merck & Co., Inc.	$1,512	$(531)	*	$6,272	$861	*
Earnings (Loss) per Common Share Assuming Dilution (6)	$0.49	$(0.17)	*	$2.02	$0.28	*

Average Shares Outstanding Assuming Dilution (7)	3,069	3,081		3,094	3,120
Tax Rate (8)	2.3%	28.7%		12.8%	40.6%

* 100% or greater

(1)	Amounts include the impact of acquisition-related costs, restructuring costs and certain other items. See accompanying tables for details.
(2)	The fourth quarter and full year of 2010 include a reclassification of certain expenses from marketing and administrative to research and development of $42 million and $120 million, respectively.
(3)	Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.
(4)	Primarily reflects equity income from the AstraZeneca LP and Sanofi Pasteur MSD partnerships.
(5)	Other (income) expense, net in the full year of 2011 includes a charge of $500 million related to the resolution of the arbitration proceeding with Johnson & Johnson, a $136 million gain on the sale of the company’s interest in the Johnson & JohnsonºMerck Consumer Pharmaceuticals Company joint venture and a $127 million gain on the sale of certain manufacturing facilities and related assets. Other (income) expense, net in the full year of 2010 reflects a $950 million legal reserve, $200 million of exchange losses due to Venezuelan currency devaluations and $443 million of income recognized upon AstraZeneca’s asset option exercise.
(6)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders (losses are not allocated). Net income attributable to Merck & Co., Inc. common shareholders used to calculate earnings per common share assuming dilution was $1,510 million for the fourth quarter of 2011 and was $6,257 million and $859 million for the full year of 2011 and 2010, respectively.
(7)	Because the company recorded a loss in the fourth quarter of 2010, no potential dilutive common shares were used in the computation of loss per share assuming dilution as the effect would have been anti-dilutive.
(8)	The GAAP effective tax rate for the fourth quarter of 2011 was 2.3%. The GAAP effective tax rate for the full year of 2011 was 12.8%, which reflects the net favorable impact of approximately $700 million related to the settlement of the company’s 2002-2005 federal income tax audit. Excluding this item and the other non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 19.9% and 23.4% for the fourth quarter and full year of 2011, respectively. The GAAP effective tax rates for the fourth quarter and full year of 2010 were 28.7% and 40.6%, respectively. Excluding the impact of the non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 14.1% and 20.0% for the fourth quarter and full year of 2010, respectively.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FOURTH QUARTER 2011

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Certain Other Items	Adjustment Subtotal		Non-GAAP
Sales	$12,294				$—		$12,294

Materials and production	4,176	1,212	68	7	1,287		2,889

Marketing and administrative	3,704	86	42		128		3,576

Research and development	2,419	244	49		293		2,126

Restructuring costs	533		533		533		—

Equity income from affiliates	(257)				—		(257)

Other (income) expense, net	139	(63)		(1)	(64)		203

Income Before Taxes	1,580	(1,479)	(692)	(6)	(2,177)		3,757

Taxes on Income	37				(711	) (3)	748

Net Income	1,543				(1,466)		3,009

Less: Net Income Attributable to Noncontrolling Interests	31				—		31

Net Income Attributable to Merck & Co., Inc.	$1,512				$(1,466)		$2,978

Earnings per Common Share Assuming Dilution	$0.49						$0.97 (4)

Average Shares Outstanding Assuming Dilution	3,069						3,069

Tax Rate	2.3%						19.9%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expenses for the amortization of intangible assets and the amortization of purchase accounting adjustments to inventories recognized as a result of mergers and acquisitions. Amounts included in marketing and administrative expenses reflect integration costs, as well as other costs associated with mergers and acquisitions, such as severance costs which are not part of the company’s formal restructuring programs. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges. Amounts included in other (income) expense, net reflect the favorable resolution of certain reserves assumed in conjunction with the merger.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.
(3)	Includes the favorable impact of certain state tax rate changes that resulted in a net $40 million reduction of deferred tax liabilities on intangibles established in purchase accounting, as well as the estimated tax impact on the reconciling items.
(4)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $2,973 million for the fourth quarter of 2011.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FULL YEAR 2011

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Certain Other Items (3)	Adjustment Subtotal		Non-GAAP
Sales	$48,047				$—		$48,047

Materials and production	16,871	5,137	348	7	5,492		11,379

Marketing and administrative	13,733	278	119		397		13,336

Research and development	8,467	587	138		725		7,742

Restructuring costs	1,306		1,306		1,306		—

Equity income from affiliates	(610)				—		(610)

Other (income) expense, net	946	(63)		235	172		774

Income Before Taxes	7,334	(5,939)	(1,911)	(242)	(8,092)		15,426

Taxes on Income	942				(2,667	) (4)	3,609

Net Income	6,392				(5,425)		11,817

Less: Net Income Attributable to Noncontrolling Interests	120				—		120

Net Income Attributable to Merck & Co., Inc.	$6,272				$(5,425)		$11,697

Earnings per Common Share Assuming Dilution	$2.02						$3.77 (5)

Average Shares Outstanding Assuming Dilution	3,094						3,094

Tax Rate	12.8%						23.4%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expenses of $5.0 billion for the amortization of intangible assets and the amortization of purchase accounting adjustments to inventories recognized as a result of mergers and acquisitions, as well as $118 million of impairment charges on product intangibles. Amounts included in marketing and administrative expenses reflect integration costs, as well as other costs associated with mergers and acquisitions, such as severance costs which are not part of the company’s formal restructuring programs. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges. Amounts included in other (income) expense, net reflect the favorable resolution of certain reserves assumed in conjunction with the merger.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.
(3)	Included in other (income) expense, net is a $500 million charge related to the resolution of the arbitration proceeding with Johnson & Johnson, a $136 million gain on the divestiture of the company’s interest in the Johnson & JohnsonºMerck Consumer Pharmaceuticals Company joint venture, as well as a $127 million gain on the sale of certain manufacturing facilities and related assets.
(4)	Includes a net benefit of approximately $700 million relating to the settlement of the company’s 2002-2005 federal income tax audit, the favorable impact of certain foreign and state tax rate changes that resulted in a net $270 million reduction of deferred tax liabilities on intangibles established in purchase accounting, as well as the estimated tax impact on the reconciling items.
(5)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $11,670 million for 2011.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2011					2010					% Change	% Change
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year	4Q	Full Year
TOTAL SALES (1)	$11,580	$12,151	$12,022	$12,294	$48,047	$11,422	$11,346	$11,125	$12,094	$45,987	2	4

PHARMACEUTICAL (2)	9,820	10,360	10,354	10,755	41,289	9,665	9,638	9,523	10,441	39,267	3	5

Cardiovascular
Zetia	582	592	614	640	2,428	534	564	571	629	2,297	2	6
Vytorin	480	459	469	475	1,882	477	490	485	562	2,014	-16	-7
Integrilin	64	56	53	57	230	70	70	63	63	266	-9	-14

Diabetes & Obesity
Januvia	739	779	846	960	3,324	511	600	600	675	2,385	42	39
Janumet	305	321	350	386	1,363	201	218	247	288	954	34	43

Diversified Brands
Cozaar /Hyzaar	426	406	404	427	1,663	782	485	423	415	2,104	3	-21
Zocor	127	107	110	111	456	116	117	114	121	468	-8	-3
Propecia	106	112	112	117	447	100	113	109	124	447	-6	0
Claritin Rx	120	65	55	74	314	98	58	53	86	296	-14	6
Remeron	60	57	65	59	241	51	59	50	62	223	-5	8
Vasotec /Vaseretic	57	59	57	58	231	59	63	69	64	255	-9	-10
Proscar	60	53	58	52	223	58	56	58	44	216	18	3

Infectious Disease
Isentress	292	337	343	387	1,359	232	267	278	313	1,090	24	25
PegIntron	166	154	163	175	657	186	185	168	198	737	-12	-11
Cancidas	158	168	150	164	640	153	150	135	174	611	-6	5
Primaxin	136	136	124	119	515	159	158	135	158	610	-25	-16
Invanz	87	103	107	110	406	75	83	91	113	362	-3	12
Avelox	106	61	59	95	322	106	59	59	92	316	3	2
Noxafil	55	56	61	59	230	49	50	52	48	198	24	16
Crixivan /Stocrin	45	50	56	42	192	52	48	49	58	206	-28	-7
Rebetol	53	48	38	36	174	56	55	55	54	221	-34	-21
Victrelis	1	21	31	87	140	0	0	0	0	0	*	*

Neurosciences & Ophthalmology
Maxalt	173	131	156	178	639	135	133	133	149	550	20	16
Cosopt /Trusopt	114	122	124	117	477	115	123	114	131	484	-11	-1

Oncology
Temodar	248	234	223	230	935	274	271	254	266	1,065	-13	-12
Emend	87	120	98	114	419	84	93	91	110	378	4	11
Intron A	49	47	47	51	194	54	51	50	54	209	-5	-7

Respiratory & Immunology
Singulair	1,328	1,354	1,336	1,461	5,479	1,165	1,258	1,215	1,349	4,987	8	10
Remicade	753	842	561	511	2,667	674	669	661	710	2,714	-28	-2
Nasonex	373	323	266	325	1,286	320	338	259	303	1,219	7	5
Clarinex	155	209	128	129	621	164	191	131	138	623	-6	0
Arcoxia	114	100	108	110	431	95	95	94	115	398	-4	8
Simponi	54	75	74	61	264	10	18	27	42	97	45	*
Asmanex	60	47	42	57	206	51	56	48	53	208	7	-1
Proventil	42	37	38	38	155	57	55	43	55	210	-31	-26
Dulera	13	25	22	37	96	0	0	2	6	8	*	*

Vaccines
Gardasil	214	277	445	274	1,209	233	219	316	221	988	24	22
ProQuad, M-M-R II and Varivax	244	291	391	276	1,202	319	340	434	285	1,378	-3	-13
RotaTeq	125	148	184	195	651	93	139	119	169	519	15	25
Pneumovax	79	64	133	222	498	51	59	110	156	376	43	33
Zostavax	24	122	108	78	332	95	18	23	107	243	-27	37

Women’s Health & Endocrine
Fosamax	208	221	215	211	855	230	241	220	234	926	-10	-8
NuvaRing	142	154	159	168	623	135	145	134	145	559	16	12
Follistim AQ	133	143	129	126	530	134	137	119	138	528	-9	0
Implanon	60	81	80	74	294	51	51	64	71	236	3	25
Cerazette	59	66	74	69	268	55	49	56	49	209	42	28

Other Pharmaceutical (3)	744	927	888	953	3,521	946	941	942	1,044	3,879	-9	-9
ANIMAL HEALTH	758	802	826	868	3,253	709	731	687	815	2,941	6	11
CONSUMER CARE (2)	517	541	421	361	1,840	489	544	409	381	1,823	-5	1
Claritin OTC	167	134	118	92	511	136	167	120	103	526	-11	-3
Other Revenues (4)	486	448	421	310	1,666	559	433	506	457	1,956	-32	-15
Astra	322	306	299	256	1,184	364	241	345	302	1,252	-15	-5

*	100% or greater
Sum	of quarterly amounts may not equal year-to-date amounts due to rounding.
(1)	Only select products are shown.
(2)

Beginning in 2011, Merck changed the reporting for certain over-the-counter products. Sales of these products outside the United States were previously recorded in the Pharmaceutical business, and are now reported in the Consumer Care business. Prior period amounts have been recast on a comparative basis.

(3)

Includes pharmaceutical products not individually shown above. Other Vaccine sales included in Other Pharmaceutical were $54 million, $67 million, $100 million and $62 million for the first, second, third and fourth quarters of 2011, respectively. Other Vaccine sales included in Other Pharmaceutical were $55 million, $57 million, $94 million and $75 million for the first, second, third and fourth quarters of 2010, respectively.

(4)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.